Exhibit 99.1
STRATA Announces JCAD Publication: Photopneumatic Technology for the Treatment of Mild-to-Moderate Acne Vulgaris

HORSHAM, Pa., July 11, 2023 (GLOBE NEWSWIRE) -- STRATA Skin Sciences, Inc. (NASDAQ: SSKN), a medical technology company dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions, today announced the Journal of Clinical and Aesthetic Dermatology (JCAD) published a review and an expert perspectives article in the June 2023 Supplemental edition titled, “Photopneumatic Technology for the Treatment of Mild-to-Moderate Acne Vulgaris.”
In the review, Gilly Munavalli, MD, highlighted the TheraClear®X system, which included its mechanism of action, key features of the device, and the clinical outcomes experienced. Dr. Munavalli also recounted anecdotal results of using the device in the treatment of acne.
“TheraClearX is a tool we often utilize in the clinic to treat mild-to-moderate acne,” stated Dr. Gilly Munavalli, Medical Director and Founder of Dermatology, Laser, & Vein Specialists of the Carolinas in Charlotte, North Carolina. “With patients experiencing little-to-no downtime and visible reductions in redness early on in their treatment, we believe the TheraClearX system is an effective, non-pharmaceutical acne treatment.”
The clinical perspective article expands on the expert perspectives derived from a virtual roundtable conducted in February 2023 which featured Ashish Bhatia, MD, FAAD, Cheryl M. Burgess, MD, FAAD, Gilly S. Munavalli, MD, MHS, FACMS, and Jason L. Smith, MD. The roundtable participants discussed the TheraClearX system, its mechanism of action, the customizable device settings, treatment protocols, and practice integration. Key takeaways from the expert perspectives article include:
●	It is safe and efficacious, with visible improvement of acne as soon as the second treatment.
●	Additional benefits include visible improvement of pore size, erythema, and skin texture.

●	Settings can be customized to treat all Fitzpatrick skin types.
●	Treatment sessions are quick and comfortable, with no downtime resulting in compliant and satisfied patients.
●	Ideal for a new acne patient wanting to expedite their acne clearance and/or an existing patient wanting to enhance their current acne regimen.

“The TheraClearX review and expert perspectives article highlights the device’s safety and efficacy and emphasizes the visible improvement patients often experience soon after beginning treatment,” stated Bob Moccia, Chief Executive Officer of STRATA Skin Sciences. “Importantly, the information presented in the JCAD supplement expands on how the TheraClearX device fits into the acne treatment landscape and how the device can be seamlessly integrated into a physician’s practice.”
About STRATA Skin Sciences, Inc.
STRATA Skin Sciences is a medical technology company dedicated to developing, commercializing and marketing innovative products for the in-office treatment of various dermatologic conditions such as psoriasis, vitiligo, and acne. Its products include the XTRAC® excimer laser, VTRAC® lamp systems, and the TheraClear®X Acne Therapy System.
STRATA is proud to offer these exciting technologies in the U.S. through its unique Partnership Program. STRATA’s popular partnership approach includes a fee per treatment cost structure versus an equipment purchase, installation and use of the device, on-site training for practice personnel, service and maintenance of the equipment, dedicated account and customer service associates, and co-op advertising support to help raise awareness and promote the program within the practice.
Safe Harbor

This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company’s plans, objectives, expectations and intentions and may contain words such as “will,” “may,” “seeks,” and “expects,” that suggest future events or trends. These statements, the Company’s ability to launch and sell an acne treatment device and to integrate that device into its product offerings, the Company’s ability to develop, launch and sell products recently acquired or to be developed in the future, the Company’s ability to develop social media marketing campaigns, direct to dermatologist marketing campaigns, and the Company’s ability to build a leading franchise in dermatology and aesthetics, are based on the Company’s current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company’s expectations due to financial, economic, business, competitive, market, regulatory, adverse market conditions labor supply shortages, or supply chain interruptions resulting from the coronavirus, fiscal, and political factors, responses, or conditions affecting the Company, the medical device industry and our customers and patients in general, as well as more specific risks and uncertainties set forth in the Company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all these forward-looking statements may prove to be incorrect or unreliable. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release. The Company urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contact:
Rich Cockrell
CG Capital
Phone: +1 (404) 736-3838
sskn@cg.capital